AMBASE CORPORATION
                          SUBSIDIARY LISTING
                        AS OF DECEMBER 31, 1998



                                    Jurisdiction          Percentage Voting
                                    In Which              Securities Owned By
Name                                Organized             Immediate Parent
=================================== ===================== ======================
AmBase Corporation                  Delaware              N/A
   Carteret Bancorp, Inc.           Delaware              100%
   Home Capital Services, Inc.      Delaware              100%
   Maiden Lane Associates, Ltd.     Delaware              100%
   SDG Financial Corp.              Delaware              100%

Note: Interrelationships shown by indentation with 100% ownership unless otherwise indicated.